Exhibit 4.22
December 3, 2015

THIRD AMENDMENT TO
LOAN AGREEMENT

relating to an unsecured term loan facility of
up to US$50,000 ,000 to be used for general
corporate purposes and working capital requirements

by and between
DIANA SHIPPING INC.
 as Lender
-and-
ELUK SHIPPING COMPANY INC.
 as Borrower
-and-
DIANA CONTAINERSHIPS INC.
 as Guarantor

This AMENDMENT (the "Amendment") dated December 3, 2015 to that certain loan agreement dated as of May 20, 2013, as was amended on July 28, 2014 and further amended on September 9, 2015.
BETWEEN
(1)
DIANA SHIPPING INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Lender"), as lender;

(2)
ELUK SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and any wholly-owned subsidiary of the Guarantor that becomes an Additional Borrower pursuant to Section 12 hereof (each a "Borrower", collectively the "Borrowers"), as borrowers; and

(3)
DIANA CONTAINERSHIPS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Guarantor"), as guarantor.

Unless otherwise indicated, capitalized terms used in this Amendment are used with the meanings attributed thereto in the Loan Agreement.
WHEREAS, the parties wish to amend the Loan Agreement as hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:
(A)
The term "calendar year" in Section 6.2 of the Loan Agreement is deleted and replaced with the term "12-month period" such that, as so amended, Section 6.2 of the Loan Agreement in its entirety reads as follows:

6.2
Repayment Installments. The Borrowers jointly and severally agree to repay the principal amount of the Loan in equal installments on the last day of each Interest Period (excluding the Repayment Date) in amounts totaling $5,000,000 per 12-month period, provided that the amount to be repaid pursuant to this Section 6.2 shall not exceed $32,500,000 in the aggregate.

(B)
Confirmation of Agreement.   Except as expressly set forth herein, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

(C)
Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(D)
Governing Law. The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above

 BORROWER
SIGNED by Margarita Veniou for and on behalf of Eluk Shipping Company Inc. in the presence of:	) ) /s/ Margarita Veniou ) ) ) /s/ Ioannis Zafirakis

GUARANTOR
SIGNED by Anastasios Margaronis for and on behalf of Diana Containerships Inc. in the presence of:	) ) /s/ Anastasios Margaronis ) ) ) /s/ Ioannis Zafirakis

LENDER
SIGNED by Ioannis Zafirakis for and on behalf of Diana Shipping Inc. in the presence of:	) ) /s/ Ioannis Zafirakis ) ) ) s/ Margarita Veniou